Exhibit 10.24

English Translation

Loan Agreement

with

Huaxia Bank

Loan Agreement

Contract No.: CQ091011090117

Party A (the Borrower): Chongqing Daqo New Energy Co., Ltd.

Domicile: Xian Jia Village, Longdu , Wanzhou District, Chongqing, China

Post code: 404000	Legal representative: Xu Guangfu
Tel: 023-64866606	Fax:

Bank of principal account: Construction Bank Wanzhou Branch

Account No.: 50001303600050207456

Party B (the Lender): Huaxia Bank, Wanzhou Branch

Domicile: No. 318 Bai Yan Road, Wanzhou District, Chongqing, China

Post code: 404000

Legal representative (principal): Xiang Jianping

Tel: 023-87680769	Fax: 023-87680776

In accordance with relevant laws and regulations of the People’s Republic of China, the Parties hereby enter into this Agreement after negotiations based on the principle of fairness.

Article 1 Type of Loan

1.1	The loan hereunder shall be mid-term loan.

Article 2 Amount and Currency of Loan

2.1	The currency of the loan hereunder shall be RMB.

2.2	The amount of the loan hereunder shall be RMB Seventy Million Yuan (In word).

Article 3 Purpose of Loan

3.1	Party A shall use the loan hereunder for the sole purpose of working capital turnover, such as procurement of raw materials, payment of electricity bills, etc., and shall not use such loan for any other purposes without written consent of Party B.

Article 4 Term of Loan

4.1	The term of the loan hereunder is two years, starting from December 30, 2009 to December 30, 2011.

4.2	Party A shall drawdown the loan hereunder on December 30, 2009 in a lump sum.

4.3	Party A shall repay the principal of the loan hereunder on December 30, 2011 in a lump sum.

4.4	In the event that the actual drawdown date and the maturity date of the last installment are not consistent with the dates specified as above, the date indicated on the loan certificate hereunder shall prevail, and the maturity date for each outstanding installment shall be subject to the date agreed upon herein.

Article 5 Interest Rate

5.1	The interest rate hereunder shall be an annual interest rate of 5.40%. In the event that the People’s Bank of China adjusts the benchmark interest rate after the execution of this Contract and prior to the granting of the loan, the interest rate hereunder shall be adjusted pursuant to the floating range provided in Article 5.4 based on the benchmark interest rate for the corresponding period.

5.2	The interests of the loan hereunder shall be settled on a monthly basis and shall be paid on the 20th day of each month, with the last interest payment date being the expiry date of this Contract.

5.3	In the event that the People’s Bank of China adjusts the benchmark interest rate for the corresponding period after the granting of the loan, the interest rate hereunder shall be adjusted on a monthly basis, and the adjusted interest rate shall apply as of the first interest payment date upon the adjustment.

5.4	In case of adjustment pursuant to Article 5.1 and 5.3, the interest rate shall be determined according to the adjusted benchmark interest rate for the corresponding period as published by the People’s Bank of China.

5.5	In the event of adjusted interest rate, the penalty interest rate hereunder shall be adjusted accordingly and shall apply concurrently with the interest rate. The penalty shall be calculated in installments according to different rates applied.

5.6	Party A’s consent is not required for Party B to make the above adjustments.

Article 6 Conditions for Drawdown

6.1	Party A may not drawdown the loan unless the following conditions are satisfied:

6.1.1	Party A has obtained governmental approvals, licenses and has completed relevant registrations and other statutory procedures related to the loan hereunder pursuant to the laws and regulations;

6.1.2	Party A has provided relevant documents as required by Party B;

6.1.3	Where a security is created hereunder, the Parties have completed all procedures as agreed upon, and such procedures/security/pledge have come into effect;

6.1.4	No event of default has occurred on part of Party A;

6.1.5	As of the drawdown date, all Party A’s representations and warranties hereunder remain true, accurate and valid; and

6.1.6	As of the drawdown date, operational and financial conditions of Party A remain substantially the same as those as of the execution hereof, and no major adverse changes have occurred.

6.2	Party A shall handle drawdown procedures at Party B’s office upon satisfaction of the conditions set forth above, and shall sign the loan certificate with Party B. The loan certificate shall constitute an integral part of this Contract with same legal effect.

6.3	The granting of the loan prior to satisfaction of conditions set forth in Article 6.1 shall not constitute a flaw in Party B’s performance.

Article 7 Repayment of Loan

7.1	The sources of repayment by Party A include but not limited to sales revenue. Party A undertakes in no case shall it refuse to perform the repayment obligation hereunder by invoking the above provisions.

7.2	Party A shall deposit the repayment (interest and principal) in full in the account opened with Party B prior to the close of business (Beijing Time) on the repayment day (interest payment day, principal repayment day), and Party B has the right to debit the account. In the event that the repayment day is a public holiday, it shall be deferred to the first working day that follows.

7.3	Party B shall have the right to deduct any due and payable amount unpaid by Party A from any account maintained by Party A with all branches of Huaxia Bank. If the currency of the account so deducted is different from that of the loan, an exchange rate shall be applied according to the exchange rate published by Party B on the date of deduction.

7.4	Any payment made by Party A (including payment deducted by Party B hereunder) shall be used for repayment of the loan in the following order, subject to any changes made by Party B: expenses incurred in realizing the creditor’s rights and security interest, compensation for damages, default penalty, compound interest, overdue interest, penalty interest, interest of the loan, and principal.

7.5	If Party A desires to repay the loan in advance, it shall submit an application in writing to Party B 10 days in advance. With Party B’s written consent, the interests shall be collected according to the interest rate agreed upon hereunder and the actual days of use.

Article 8 Loan Guarantee

8.1	If the creditor’s right hereunder is secured by the guarantee under the debt ceiling, the following guarantee shall apply:

The guarantors Daqo Group Co., Ltd. and Daqo New Materials Co., Ltd. shall enter into a contract of guarantee under the debt ceiling with Party B, respectively.

The guarantor Guangfu Xu shall enter into a contract of individual guarantee under the debt ceiling with Party B.

Article 9 Party A’s Rights and Obligations

9.1	Party A undertakes that it is a company duly incorporated and validly existing under relevant laws, and it has the power to dispose of the property operated and managed by it, to run the businesses in line with the purpose of the loan hereunder, and to enter into and perform this Contract.

9.2	Party A undertakes that it has obtained necessary approvals from regulatory agencies and its board of directors, etc., as well as necessary authorizations to enter into this Contract.

9.3	Party A undertakes that its execution and performance of this Contract do not violate any provision or agreement that is binding upon Party A or its assets, any guarantee agreement or other agreements signed with other party, or any other instrument, agreement or covenant that is binding upon Party A.

9.4	Party A undertakes to provide the documents and materials as required by Party B, which shall be true, accurate, legitimate and valid.

9.5	Party A shall have the right to drawdown and use the loan pursuant to this Contract.

9.6	Party A shall have the right to use the loan for purposes provided herein.

9.7	Party A shall cooperate with Party B with respect to the inspections conducted prior to, during and after the granting of the loan as required by Party B, which include but not limited to the provision of the following materials:

9.7.1	The business license with annual inspections passed; the corporation code certificate; the ID card of the legal representative and necessary personal information; a list of members of the board of directors, principals, and the financial controller; the licenses for conduction of the business; tax registration certificate with annual inspections passed; a copy of evidence of tax clearance for the period specified by Party B; and the loan certificate (card);

9.7.2	Information of all banks of deposit, account numbers and amounts of deposits and loans;

9.7.3	Audited balance sheet, income statement, change in shareholder’s equity, and sales information, cash flow sheet, financial statements together with its notes and remarks for the period specified by Party B;

9.7.4	Production plans, statistical forms, budget and final accounts of projects;

9.7.5	Information on external guarantee (including guarantee for Party B’s any institution);

9.7.6	Information on all affiliates and relationship therewith, existing and potential related party transactions accounting for 10% of its net assets, and internal guarantee within the group;

9.7.7	Information on lawsuit, arbitration, administrative penalty, dispute over debt obligations with other parties, and prosecution of criminal liability against any management personnel; and

9.7.8	Information on use of the loan hereunder.

9.8	Party A shall repay the interest and principal of the loan as agreed upon hereunder.

9.9	Party A shall provide a 30 days’ prior notice in writing to Party B under the following circumstances that may change its operations, systems and legal status: contracting, leasing, trusteeship, reorganization of assets, restructuring of debts and equity, joint operation, merger (merger and acquisition), division, joint venture, decrease of registered capital or application for cessation or cancellation of operation, dissolution or reorganization, settlement, and bankruptcy, and Party A shall clarify the repayment liability hereunder or provide new guarantee for the loan hereunder (both subject to Party B’s acknowledgement in writing); otherwise all activities mentioned in this clause shall not be conducted unless and until the loan hereunder is fully repaid.

9.10	In the event of being ordered to cease business operations, shut down, dissolve (cancel), and application of reorganization or bankruptcy filed by other parties, which may change its systems and legal status, Party A shall provide a written notice to Party B within 3 days upon the occurrence of such circumstances, and shall take adequate and effective measures to secure Party B’s rights as the creditor.

9.11	In the event of any circumstance that may jeopardize Party A’s ordinary operation or Party B’s rights as the creditor, Party A shall provide a written notice to Party B within 3 days upon the occurrence of such circumstance, and shall take adequate and effective measures to secure Party B’s rights as the creditor.

9.12	In the event of any change to Party A’s domicile, name, legal representative, or substantial changes to Party A’s senior management, Party A shall provide a written notice to Party B within 7 days upon the occurrence of such change.

9.13	Before Party A fully repays the interest and principal of the loan hereunder, Party A shall not sell any specific assets, repay other debts in advance, or provide guarantee to third parties without Party B’s consents.

9.14	Party A shall not enter into any contract with any third party that may jeopardize rights and interests of Party B hereunder.

9.15	In the event that a guarantee is provided, Party A shall forthwith provide new guarantee as accepted by Party B or repay the loan hereunder in advance if the guarantor violates any obligations or covenants set forth in the guarantee contract.

Article 10 Party B’s Rights and Obligations

10.1	Party B shall have the right to request Party A to provide documents in connection with the loan hereunder.

10.2	Party B shall have the right to monitor and inspect the use of the loan hereunder, and to understand Party A’s operation activities, financial conditions, provision of guarantee and dispute over debt obligation, etc.

10.3	Party B shall fully grant the loan to Party A on time if Party A fully performs its obligations hereunder and fully satisfies the conditions for drawdown.

10.4	Party B shall keep confidential all information related to Party A’s debt, financial conditions, production, and operation, etc. provided thereby unless otherwise required by the laws and regulations.

10.5	Party B shall publish an announcement if it changes its domicile during the term hereof.

Article 11 Liabilities for Breach of Contract

11.1	After the effectiveness of this Contract, both Parties shall perform their obligations under this Contract, failure to perform or partial performance shall constitute breach of contract, and both Parties shall assume relevant liabilities.

11.2	If relevant security procedures under this Contract are not completed due to Party A or the guarantor’s reason, or Party A fails to carry out the drawdown procedures at the time stipulated under this Contract for a time in excess of 30 days (including public holidays and weekends) after the stipulated time for granting the loan, Party B is entitled to terminate this Contract and request repayment of the loan granted.

11.3	If Party A fails to repay the principal when due (including accelerated maturity) according to this Contract, the overdue interests shall be calculated from the overdue date by increasing 50% of the interest rate as penalty. If Party A fails to pay the interests on time within the term of the loan, compound interests shall be collected according to the interest rate stipulated hereunder. For any unpaid interests of the loan overdue, compound interests shall be collected according to the penalty interest rate under this clause.

11.4	If Party A fails to use the loan according to the purpose stipulated hereunder, penalty interests will be collected by increasing 100% of the stipulated interest rate from the date of breach with respect to the principal and interest, and compound interests will also be collected.

11.5	If the loan is overdue or is not used according to the stipulated purposes, overdue interests, penalty interests and compound interests shall be collected by month.

11.6	Where Party B’s rights as the creditor is realized through litigation due to Party A’s breach, Party A shall borne the fees paid by Party B, such as the litigation fees, arbitration fees, preservation fees, announcement fees, evaluation fees, appraisal fees, auction fees, traveling expenses, attorney fees and other fees incurred for the realization of the creditor’s rights.

11.7	If any of the following occurs, Party B is entitled to announce the accelerated maturity of all the loans granted, collect the principal and interests, cease granting additional loans, and take legitimate measures:

11.7.1	Party A fails to use the loan according to the purpose stipulated hereunder or fails to pay the principal, interests and other payables in full and on time;

11.7.2	Party A provides false balance sheet, income statement and other loan materials or conceals important facts thereof or any other substantial financial facts;

11.7.3	Party A refuses Party B to supervise or examine its loan use and its productions, operations, and financial activities.

11.7.4	Party A uses the loan to make equity investments;

11.7.5	Party A uses the loan to speculate in equities, futures and real estate, or conduct other illegal or non-compliance actions;

11.7.6	Party A obtains the loan to grant loans and seeks illegal incomes;

11.7.7	Party A obtains the loan by fraud;

11.7.8	Party A arbitrages money from Party B by using a fake contract with related parties and providing mortgage to Party B with notes receivable and accounts receivable without true trading background;

11.7.9	Party A evades repayment of bank debts through related party transactions;

11.7.10	Party A breaches any contract or agreement entered into between Party A and other parties (including Party B) or breaches any representations or warranties made by Party A unilaterally, which constitutes material breach.

11.7.11	There is a change to Party A’s operation, system or legal status, including but not limited to contracting, leasing, trusteeship, reorganization of assets, restructuring of debts and equity, joint operation, merger (merger and acquisition), division, transfer of assets, joint venture, decrease of registered capital or application for cessation or cancellation of operation, dissolution, reorganization, settlement and bankruptcy, provided that Party A has not obtained Party B’s written consent, clarified repayment obligation hereunder, or provided new guarantee acceptable to Party B;

11.7.12	There is a change to the guarantee hereunder that has an adverse impact on Party B’s rights as the creditor, including but not limited to the damage, loss and decrease in value of the collateral and pledge, or the guarantor violates any obligation under the guarantee contract while Party A fails to provide new guarantee per Party B’s request;

11.7.13	The guarantee contract or other guarantee provided fails to come into effect or is held void or revoked, the guarantor loses part or all of its ability to provide guarantee or expressly indicates that it will not perform its guarantee obligation, or the guarantor violates any obligation or covenants under the guarantee contract or other contracts with third party, while Party A fails to provide new guarantee per Party B’s request;

11.7.14	Representations and warranties made by Party A are untrue, inaccurate or there is omission of material facts;

11.7.15	Party A expressly indicates or indicates by its performance that it will not perform its obligations hereunder; and

11.7.16	Party A violates any other obligation or covenant agreed upon hereunder, which in Party B’s view will affect the realization of Party B’s rights as the creditor.

11.8	If Party B fails to make loans upon Party A’s request within seven (7) working days after Party A meets all the drawdown conditions and submits drawdown requirement to Party B, Party A is entitled to collect liquidated damages from Party B based on the interest rate specified in Article 11.3 according to the amount and actual days of overdue.

Article 12 Effectiveness

12.1	This Contract shall take effect upon execution by both Parties.

Article 13 Transfer, Change and Termination of Contract

13.1	After this Contract takes effect, Party B may transfer all or part of its rights as the creditor under this Contract to a third party without Party A’s consent.

13.2	After this Contract takes effect, Party A shall not transfer all or part of its obligations as the debtor under this Contract to a third party unless Party B receives from the guarantor a written document consenting to continue to assume the guarantee liability after the transfer or a new guarantee is provided to Party B. In addition, Party B’s written consent is also required for such transfer.

13.3	After this Contract takes effect, neither party shall make changes without consent of the other party. Any change to this Contract shall be made by Party A and Party B in writing.

13.4	If Party A requires extension under this Contract, an extension agreement shall be signed upon Party B’s approval. If Party B refuses to extend, Party A is obliged to perform its repayment obligation according to this Contract.

13.5	During the term of this Contract, if any of the following event happens, Party B is entitled to terminate the Contract, collect the outstanding loan and interests in advance and stop granting loans:

13.5.1	Party A’s operational and financial conditions deteriorates and becomes unable to repay matured debt; or Party A gets involved in major litigation or arbitration or other legal proceedings which severely impacts or jeopardizes Party B’s realization of its rights as the creditor;

13.5.2	The overall credit, operational and financial status of Party A is in severe crisis, which poses a severe threat to Party B’s rights as the creditor;

13.5.3	Party A suspends or ceases operation or dissolves, or the business license of Party A is revoked or cancelled; and

13.5.4	Other circumstances that may pose threat or cause severe damage to Party B’s rights as the creditor under this Contract.

Article 14 Dispute Resolution

14.1	Any dispute arising from the performance hereof shall be settled through negotiation. In the event that no agreement is reached through negotiation, such disputes shall be settled by filing a lawsuit to the people’s court where Party B is located.

Article 15 Miscellaneous

15.1	If Party A and Party B have entered into the Maximal Financing Agreement (Contract No.: CQ09(RONG ZI)20090018), this Contract shall be regarded as a specific business contract under the Maximal Financing Agreement.

15.2	Within the term of this Contract, if Party A fails to notify Party B in writing with regard to the change of company name, the legal representative and the address, all the documents delivered by Party B to Party A according to the information under this Contract shall be deemed to have been delivered.

15.3	Fees for registration, insurance, notarization, appraisal, transportation and all other relevant fees with respect to this Contract and its guarantee contract shall be borne by Party A. If the fees are paid by Party B upfront, Party B is entitled to withhold the amount from Party A’s account.

15.4	Party A undertakes to wire 20% of the quarterly revenue to the settlement account (account No.: 839100002938) opened with Party B. If Party A fails to do so, Party B is entitled to raise the interest rate by 10%.

15.5	This Contract shall be executed in four counterparts with each party holding two copies.

15.6	Relevant exhibits shall form an integral part of this Contract and shall enjoy the same legal effect as this Contract.

15.7	Party B has made reasonable efforts to notify Party A of the clauses regarding waiver or limitation of Party B’s liability under this Contract and has made full clarification of relevant clauses as per Party A’s request. Party A and Party B have no disagreement over the interpretation of the terms of this Contract.

Signature page follows

Party A: (Seal) Chongqing Daqo New Energy Co., Ltd.

Legal Representative: /s/ Guangfu Xu

(or Authorized Agent)

Date: December 30, 2009

Party B: (Seal) Huaxia Bank Wanzhou Branch, Chongqing

Legal Representative: /s/ Jianping Xiang

(or Authorized Agent)

Date: December 30, 2009